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                                                                   Exhibit 21


Name of Subsidiary                 State of Incorporation
- ------------------                 ----------------------

Andrea ANC Manufacturing Inc.      Delaware
Andrea Direct Marketing Inc.       Delaware
Andrea Marketing Inc.              Delaware